Original Issue Date: November 1, 2018

Principal Amount: $35,000,000.00

Purchase Price: $30,000,000.00

PROMISORRY NOTE

DUE JANUARY 15, 2019

THIS NOTE is a duly authorized and validly issued Note of NuGenerex Distribution Solutions 2, LLC, a Delaware limited liability company (the “Borrower”), having its principal place of business at 10102 USA Today Way, Miramar, FL 33025, due January 15, 2019 (this “Note”).

FOR VALUE RECEIVED, the Borrower promises to pay to Veneto Holdings, L.L.C. or its registered assigns (the “Holder”), with an address at: 3030 LBJ Freeway, Suite 1700, Dallas, TX 75234, or shall have paid pursuant to the terms hereunder, the principal sum of Thirty Five Million Dollars ($35,000,000.00) on January 15, 2019 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest, if any, to the Holder on the then outstanding principal amount of this Note in accordance with the provisions hereof.

BACKGROUND

A.       The Borrower and the Holder are parties to an Asset Purchase Agreement (the “Agreement”) pursuant to which the Borrower has purchased and is purchasing certain of the assets of the Holder and the Holder’s subsidiaries (“Assets”).

B.        The Borrower is issuing this Note on the date hereof in accordance with the terms of the Agreement, as amended.

C.       The Borrower’s parent, Generex Biotechnology Corporation has agreed to grant a first priority security interest to Holder in all of its assets all as more particularly set forth in the Amended and Restated Security Agreement, dated of even date herewith (the “Security Agreement”).

D.       Joseph Moscato, an individual and Generex Biotechnology Corporation (each a “Guarantor” and collectively the “Guarantors”) have agreed to guaranty the Borrower’s obligations under this Note, as more particularly set forth in Amended and Restated Guaranty Agreements, dated of even date herewith (the “Guaranty”).

TERMS

1.       Interest Rate. That portion of the Principal Amount outstanding under this Note representing not more than the Purchase Price shall bear interest from the date first set forth above at an annual rate of twelve percent (12.0%). Simple interest shall accrue daily on the basis of a 365-day year.

2.       Payment Terms of Principal and Interest. The outstanding Principal Amount and accrued and unpaid interest under this Note shall be due and payable to Holder on the Maturity Date. This Note may be prepaid in whole or in part at any time by the Borrower. The applicable due date described above is referred to herein as the “Maturity Date.” There shall be no penalty if the Borrower pre-pays the Principal Amount in whole or in part.

3.       Default. Each of the following shall constitute an event of default (each, a “Default Event” under this Note):

(a)	Borrower fails to pay the outstanding Principal Amount and accrued but unpaid interest under this Note on or before the Maturity Date;

(b)	Borrower or Guarantors fail to comply with or to perform when due any other term, obligation, covenant or condition contained in this Note, the Security Agreement or the Guaranty;

(c)	Borrower becomes insolvent, a receiver is appointed for any of Borrower’s property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws;

(d)	All or substantially all of Borrower’s assets are sold, assigned or otherwise transferred (including by way of merger or consolidation);

(e)	Borrower is terminated or dissolved, or ceases to exist as the result of a merger, restructuring, consolidation any other reason;

(f)	The change of control of Borrower, whether by (i) the sale, assignment, transfer or other disposition of more than fifty percent (50%) of the outstanding ownership interests in Borrower, in one or more related transfers, by the Persons who beneficially own such ownership interests; (ii) the issuance by Borrower of any ownership interests, any rights to acquire ownership interests in Borrower or any rights to share in the profits of Borrower; or (iii) by any combination of the foregoing.

Upon and following an Event of Default, the interest shall accrue at the annual rate of ten percent (10%).

4.       Other Provisions Relating to Interest and Charges. Notwithstanding any other provision contained in this Note or in any agreement, document or instrument related to the transaction which this Note is a part: (a) the rates of interest and charges and the payment provided for herein and therein shall in no event exceed the rates and charges and the payment which would result in interest being charged at a rate equaling the maximum allowed by law; and (b) if, for any reason whatsoever, Holder ever receives as interest (or as a charge in the nature of interest) in connection with the transaction of which this Note is a part an amount which would result in interest being charged at a rate exceeding the maximum allowed by law, such amount or portion thereof as would otherwise be excessive interest shall automatically be applied toward reduction of the unpaid principal balance then outstanding hereunder. Any such amount shall not be applied toward payment of interest (or toward payment of a charge in the nature of interest).

5.       Limitations. The Borrower’s obligations under this Note are conditioned on compliance with the following until this Note is paid in full:

(i) None of Seller, its subsidiaries or any individual who is a manager or member of Seller on the date of this Agreement, shall interfere with, disparage or compete with Borrower’s and its subsidiaries’ operations of their business involving the Assets, as defined in the Agreement (the “Relevant Business”).

6.       Costs. In the event that (a) the payment of principal and interest under this Note is not made at the time and in the manner required hereunder, (b) Holder incurs any costs of collection or other costs reasonably necessary for the protection of the interest of Holder with respect to this Note, or (c) Holder, upon the occurrence of an uncured Default Event, exercises its right to accelerate the maturity of the obligations hereunder, Borrower agrees to pay any and all costs and expenses (regardless of the particular nature thereof and whether incurred before or after the initiation of suit or before or after judgment) that may be incurred by Holder in connection with the enforcement of its rights under this Note, including court costs and reasonable attorneys’ fees.

7.       Waivers. Borrower, and any sureties, guarantors, and endorsers hereof severally waive presentment for payment, demand, protest, notice of protest, notice of dishonor or nonpayment, notice of intent to accelerate the indebtedness hereof or notice of such acceleration, protest and notice of protest and diligence on collecting or bringing suit against any party hereof and consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by Holder with respect to the payment or partial payments hereon, with or without notice, or other provisions of this Note, before or after the Maturity Date.

8.       Remedies. No right or remedy conferred upon or reserved to Holder, or now or hereafter existing at law or in equity or by statute or other legislative enactment, is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and concurrent, and shall be in addition to every other such right or remedy, and may be pursued singly, concurrently, successively or otherwise, at the sole discretion of Holder, and shall not be exhausted by any one exercise thereof but may be exercised as often as occasion thereof shall occur. No act of Holder shall be deemed or construed as an election to proceed under any one such right or remedy to the exclusion of any other such right or remedy.

9.       Notices. All notices hereunder shall be made or given to the address of the parties as follows:

If to Holder:

Veneto Holdings, L.L.C.

Attn:       Kevin Kuykendall

3030 LBJ Freeway, Suite 1700

Dallas, Texas 75234

If to Borrower:

NuGenerex Distribution Solutions 2, LLC

Attn: Joseph Moscato

c/o Generex Biotechnology Corporation

10102 USA Today Way, Miramar, FL 33025

Any notice or other communications required, contemplated or permitted by this Note by any party shall be in writing and shall be deemed served (a) when personally delivered, with proof of delivery, (b) on the next business day after delivery to a reputable overnight courier for next business day delivery, charges prepaid, providing proof of delivery, or (c) upon delivery by United States mail, registered mail or certified mail, postage prepaid, return receipt requested, with proof of delivery, addressed, in the case of deliveries made pursuant to clause (b) and (c) to the address set forth above. Any party may change the address to which payments, notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

10.        State Law. Borrower irrevocably consents to the exclusive jurisdiction of the courts of the State of Texas or the United States District Court for the Northern District of Texas in any and all actions and proceedings arising hereunder, and irrevocably agrees to service of process by certified mail, return receipt requested, to the address of Borrower set forth above.

11.       Severability. If for any reason one or more of the provisions of this Note or their application to any person or circumstances shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

12.       Successors and Assigns. This Note inures to the benefit of Holder and binds Borrower, and their respective successors and assigns; provided that Borrower may not assign this Note, by operation of law or otherwise, without the express prior written consent of Holder.

Signature page follows…

IN WITNESS WHEREOF, the undersigned has executed this Note on or as of the day and year first above written.

Borrower:

NUGENEREX DISTRIBUTION SOLUTIONS 2, LLC

By: ___________________________

Name: Joseph Moscato

Title: Manager

AGREED AND ACCEPTED

Holder:

VENETO HOLDINGS, L.L.C.

By: ___________________________

Name: Kevin Kuykendall

Title: Chief Executive Officer